Exhibit 99.1

Great Elm Capital Corp. Announces Conditional Redemption of 6.50% Notes due 2024

WALTHAM, Mass., Aug. 08, 2023 (GLOBAL NEWSWIRE) -- Great Elm Capital Corp. (the “Company” or “GECC”) (NASDAQ: GECC) announced today that it has caused notices to be issued to the holders of its 6.50% Notes due 2024 (CUSIP No. 390320 505; NASDAQ: GECCN) (the “Notes”) regarding the Company’s exercise of its conditional option to redeem, in whole, the issued and outstanding Notes, pursuant to Section 1104 of the Indenture, dated as of September 18, 2017, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as trustee (the “Trustee”), and Section 1.01(h) of the Third Supplemental Indenture, dated as of June 19, 2019, by and between the Company and the Trustee. The Company will redeem all of the issued and outstanding Notes on September 7, 2023 (the “Redemption Date”), subject to the condition precedent that the Company closes its public offering of 8.75% Notes due 2028 with sufficient proceeds to pay the redemption price for the Notes, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date, on the Redemption Date. The Notes will be redeemed at 100% of their principal amount, plus accrued and unpaid interest thereon from June 30, 2023, through, but excluding, the Redemption Date. Questions relating to the notice of redemption should be directed to Equiniti Trust Company, LLC via telephone at 1 (800) 937–5449.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, rising interest rates, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations
investorrelations@greatelmcap.com